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Exhibit 10.39

DATED June 25, 2002

(1) BRIAN MARSDEN

(2) QRS CORPORATION

COMPROMISE AGREEMENT

A DEED made the 25th day of June 2002

BETWEEN

(1)
BRIAN MARSDEN of Royal Albert House, Sheet Street, Windsor, Berkshire SL4 1BE ("You")

(2)
QRS CORPORATION of 1400 Marina Way South, Richmond, California USA 94804 (the "Employer").

        WHEREAS:-

(1)
Your employment with the Employer terminated on June 14, 2002 (the "Termination Date")

(2)
You have been receiving independent advice from Tina Wisener, Shoosmiths, Solicitors of Regents Gate, Crown Street, Reading, Berkshire, RG1 2PQ (the "Relevant Independent Adviser")

(3)
The Employer enters into this Deed (hereinafter referred to as "this Agreement") on its own behalf and as agent for and on behalf of the parties against whom your claims are being compromised in clause 4 below.

TERMS OF SETTLEMENT:

1.
You will receive your normal base salary and benefits up until the Termination Date less tax and other deductions required by law.

2.
Conditional upon receipt by the Employer's solicitors, Brobeck Hale and Dorr (Reference HCD) of a copy of this Agreement duly signed by you and a copy of the Relevant Independent Adviser's Certificate duly signed by the Relevant Independent Adviser, the Employer shall pay you the sum of £366,042.07 (including benefits to the cash value of £33,559.32) as compensation for your loss of office payable as follows: 1/3 on July 1, 2002, 1/3 on October 1, 2002 and 1/3 on January 1, 2003. The first £30,000 shall be paid gross and is intended to be an exempt payment within the meaning of Section 148 of the Income Corporation and Taxes Act 1998 (as amended by the Finance Act 1998) and is not chargeable to tax as well as being exempt from employee's national insurance contributions. The balance will be made net of income tax, national insurance contributions and such other deductions as the Employer is required to make by law.

3.
You will be paid the sum of £2,065 as payment in lieu of 3.46 days of holiday entitlement which have accrued to you but have not been taken by the Termination Date. This will be subject to deductions in respect of income tax and employee's national insurance as required by law.

4.
The payments made by the Employer to you are in full and final settlement of all or any claims you may have against the Employer, (or any Group Company) or any of the officers or employees of the Employer or any Group Company, and whether such claims arise out of your employment with the Employer, the termination of your employment or otherwise, including, but not limited to claims for:-

4.1
wrongful dismissal, breach of contract, defamation, legal costs, or, (save as set out below), claims relating to the Employer's or any Group Company's shares or securities, including claims relating to any share option scheme or restricted stock scheme operated by or on behalf of the Employer or any Group Company;

4.2
unfair dismissal, discrimination of any kind, unlawful deduction of wages, equal pay, a redundancy payment, and claims under the National Minimum Wage Act 1998, Working Time Regulations 1998, the Maternity and Parental Leave Regulations 1999 or any claim under European Union Law;

4.3
wrongful discharge, breach of covenant of good faith and fair dealing, misrepresentation (whether negligent, innocent or otherwise), negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, claims for violation of any US, federal, US state or US municipal statute, including but not limited to Title VII of the Civil Rights Act 1964, the Age Discrimination in Employment Act of 1967 and the California Fair Employment and Housing Act.

  You have either raised these claims prior to entering into this Agreement, or where such claims have not been raised, you represent to the Employer and the Employer relies on this representation in entering into this Agreement, that, having taken independent legal advice, you are not aware of any facts or matters which might give rise to any such claims and the Employer relies on that representation in entering into this compromise agreement.

5.
The Employer confirms that it will (to the extent lawfully possible) continue to pay monthly contributions at the rate of £2,978.00 per calendar month to your personal pension scheme until June 13,2003.

6.
You represent to the Employer that you have not yet been made any offer of employment, consultancy, partnership, office or other remunerative work, or that any such offer has been disclosed to the Employer. You likewise represent that you have not committed any act of misconduct of which the Employer is unaware and which, if disclosed, might affect its willingness to enter into this Agreement.

7.
The employer warrants that, prior to the Termination Date, there has not been a Change in Control (as defined in the Company's 1993 Stock Option/Stock Issuance plan).

  You acknowledge and agree that any unvested stock options and/or restricted stock presently issued and outstanding in the Employer or any Group Company will cease to vest on the Termination Date and you agree that any unvested stock options and/or unvested restricted stock shall lapse on the Termination Date and that you shall have no further rights to any shares or options which remain unvested at the Termination Date. You shall however have 90 days from the Termination Date in which to exercise options which have vested prior to the Termination Date. You agree that any amounts paid by the Company to any taxing authority on your behalf on account of any restricted stock issuance or exercise may be withheld from the amounts due to you under this Agreement.

8.
In consideration for the sum of £1,000 paid less tax, and other deductions required by law (if any), you agree that you will not, without the written permission of the Employer, for a period of 9 months following the Termination Date and whether on your own behalf or on behalf of any individual, company, firm, business or other organisation:

8.1
in competition with the Employer or any Group Company, with a directly competitive product or service, directly or indirectly solicit or entice away from the Employer or any Group Company, the business of any customer or prospective customer with whom you had direct business dealings on behalf of the Employer or any Group Company in the course of the 12 months prior to the Termination Date.

8.2
In competition with the Employer or any Group Company, have business dealings (involving the provision of a product or service which competes directly with a product or service provided by the Employer or any Group Company with which you were involved in the 12 months prior to the Termination Date), with any customer or prospective customer of the Employer or any Group Company with whom you had direct business dealings on behalf of the Employer or any Group Company in the course of the 12 months prior to the Termination Date or about which customer you, or someone reporting directly to you, are privy to confidential information on the Termination Date.

  8.3
  Entice away or seek to entice away from the Employer or any Group Company, any director or consultant of the Employer or any Group Company employed at the Termination Date, or any other person employed by the Employer or by any Group Company as, or carrying out the functions of a sales person or any senior employee on the Termination Date (or who would have been so employed had he or she not left the Employer or any Group Company due to solicitation on your part in the 4 months prior thereto), and with whom you had dealings in the last 12 months of your employment with the Employer. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the director, consultant or employee concerned.

    In clauses 8 and 9, a "prospective customer" means any person, company, firm or business with whom or in which the Employer or any Group Company is in negotiations or discussions to provide the Employer or any Group Company's products or services.

    Each of the sub-clauses contained in clause 8 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

    You acknowledge that:-

    (a)
    each of the restrictions in clause 8 goes no further than is necessary to protect the legitimate business interests of the Employer and any Group Company; and.

    (b)
    the Employer is entering into this Agreement not only for itself but as trustee for each Group Company and with the intention that the Employer and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you

9.
In consideration of the sum of £1,000 paid less tax and other deductions required by law, you agree that you will not at any time prior to or after the Termination Date, (except with the written permission of Joseph Dugan) disclose to any third party, or make use of yourself (or in conjunction with others), any of the Employer's trade secrets or other Confidential Information

9.1
For the purposes of this clause Confidential Information includes but is not limited to:

(a)
the Employer's corporate and marketing strategy and plans, business development plans and research results;

(b)
budgets, management accounts, bank account details and other confidential financial data of the Employer;

(c)
business methods and processes, information relating to the running of the Employer's business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Employer;

(d)
the names, addresses and contact details of any customers or prospective customers of the Employer including customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of prospective customers for any of the Employer's products or services;

(e)
the terms on which the Employer does business with its advertisers, customers and suppliers, including any pricing policy adopted by the Employer and the terms of any partnership, joint venture or other form of commercial co-operation or agreement the Employer enters into with any third party;

    (f)
    software and technical information including software updates necessary for the development, maintenance or operation of any of the Employer's websites and the source code of each website;

    (g)
    details of litigation involving the Employer whether proposed, threatened or in progress;

    (h)
    patent applications and information regarding products or services in the course of development; and

    (i)
    any other information which the Employer is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective business partner.

  9.2
  The restrictions in this clause 9 will, however, cease to apply to information which is required to be disclosed by law, or by a court or tribunal of competent jurisdiction or which is or becomes available (other than by reason of your default) to the public generally without requiring a significant expenditure or labour skill or money and nothing in this Agreement shall prevent you from making a "protected disclosure" pursuant to the Public Interest Disclosure Act 1998.

  9.3
  You hereby confirm that you will return to the Employer within 14 days of the Termination Date all property in your possession custody or control which belongs to the Employer or relates to their affairs, including but not limited to your office keys, mobile phone, all documents, records, notebooks, notes, memoranda, customer lists in whatever medium they have been stored (including on your personal computer or mobile telephone), computer software and computer hardware and other equipment, research reports as well as all documents or works in which the Employer owns the copyright or other intellectual property rights or which relate to the Employer's business. You warrant that no copies of any of the above property have been taken by you, or alternatively that such copies as have been taken have been returned to the Employer.

  9.4
  In this Clause 9 the term "the Employer" shall be deemed to include any Group Company.

10.
You will not hold yourself out or permit yourself to be held out as being employed by or connected with the Employer or any Group Company.

11.
You agree that prior to or after the Termination Date you will not make, or cause to be made (directly or indirectly) or publish any critical, derogatory or disparaging comments (whether orally or in writing) about or concerning the Employer's products and services, the Employer, any Group Company or any of their respective directors, officers or employees.

12.
The Employer agrees not to make, or cause to be made (directly or indirectly) or publish any critical, derogatory or disparaging remarks about or concerning you (whether orally or in writing).

13.
The Employer will, upon request, provide to any future, prospective employer a signed reference for you in the agreed form attached to this Agreement at Schedule 1. The Employer further agrees to deal with oral enquiries and requests for further information in a manner that is consistent with the tenor of the draft reference provided.

14.
The Employer agrees to adhere to the wording of the termination announcement attached to this Agreement at Schedule 2.

15.
You agree to co-operate with an orderly handover of the matters for which you were responsible and ensure that prior to the Termination Date, all data relating to the Employer or any Group

  Company stored on any lap top or personal computer, or any other device or equipment in your possession, custody or control, is disclosed to the Employer, and then in accordance with the Employer's instructions, properly downloaded and returned to the Employer, and deleted from any equipment not belonging to the Employer. Further both prior to and following the Termination Date you will provide such reasonable assistance in dealing with ad hoc queries or other matters as the management of the Employer or any Group Company may reasonably require.

16.
For the avoidance of doubt if, contrary to the views of the parties, the claims set out in clause 4 above have not been validly and lawfully excluded by the provisions of this Agreement, and you institute legal proceedings in respect of any of them, then all sums paid by and all benefits provided for or on behalf of the Employer or any Group Company under this Agreement shall be immediately repayable by you to the Employer and no further sums shall be payable under this Agreement and all benefits may be withdrawn forthwith.

17.
You hereby warrant to the Employer that you have received independent legal advice from the Relevant Independent Adviser, as to the terms and effects of this Agreements under English law prior to your executing the same and in particular, as to its effect on your ability to pursue any of the rights or claims set out in clause 4 of the Agreement.

18.
The Employer will pay your reasonable legal costs up to a maximum of £2,000 plus VAT relating to the negotiation and preparation of this Agreement. Payment of this sum will be made directly to your solicitors within 14 days of receipt by the Employer (via their solicitors, Brobeck Hale and Dorr, Reference (HCD) of a copy of this Agreement duly executed by you and a copy of the Relevant Independent Adviser's Certificate duly signed by the relevant independent adviser, and provided that an invoice from the Relevant Independent Adviser stated to be payable by or on behalf of the Employer has also been received.

19.
The Employer will reimburse You in accordance with the Employer's policy for any outstanding expenses reasonably and properly incurred by You on the business of the Employer, up to the Termination Date upon submission of an expenses claim within 30 days of the Termination Date or as soon as reasonably practicable thereafter.

20.
You hereby resign with immediate effect from all offices (including directorships) which you hold in the Employer or any Group Company and without claims arising and agree that you will execute any documents and do anything reasonably required by the Employer or any Group Company to give effect to your resignation and your removal from any mandates or authorities entered into on behalf of the Employer or any Group Company to which you are currently a named party. Without prejudice to the foregoing, You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your resignation as a director of the Company or any Group Company and to secure your removal from any mandates or authorities entered into on behalf of the Employer or any Group Company. A written notification signed by a director of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

21.
You will indemnify the Employer and keep the Employer indemnified upon demand against all claims or demands, penalties or interest charges brought or levelled against the Employer by the Inland Revenue or any other taxation authority in respect of the payment made to you under this Agreement, save in respect of employer's national insurance contributions.

22.
The parties hereby acknowledge and agree that the conditions regulating compromise agreements under section 203(3) of the Employment Rights Act 1996 under section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(3) of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employee Regulations 1999, and regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations, 2000 are satisfied by the terms of this Agreement.

23.
In this Agreement, "Group Company" includes and any company which from time to time is a subsidiary or a holding company of the Employer or a subsidiary of such holding company and "subsidiary" and "holding company" have the meanings attributed to them by section 736 of the Companies Act 1985.

24.
This Agreement shall be construed in accordance with the law of England and Wales and the parties submit to the exclusive jurisdiction of the English and Welsh Courts.

25.
The Employer warrants that as far as it is presently aware there are no circumstances or events which would give rise to a claim against you as a director of the Employer or any Group Company arising out of your conduct in the performance of your duties as a director of the Employer.

26.
The Employer confirms that as far as it is presently aware is has no claims whatsoever against You either under common law or statute or otherwise howsoever arising.

Schedule 1

AGREED REFERENCE

Dear Sir

Brian joined QRS following the acquisition of RockPort Trade Systems were he was SVP of worldwide sales. He became Senior Vice President of QRS's International operations & a full member of QRS's Executive Leadership Team. Brian is an experienced general manager but in particular is capable in establishing strategic selling & alliance models. He is comfortable in leading the charge in establishing new product markets. Brian has an ability to bond & is comfortable in dealing with multi-country operations. Brian attracted, retained & developed a happy talented team with a can do attitude. He was well liked by his employees, customers & alliance partners alike. Brian promoted a confident, relaxed & happy working environment.

Schedule 2

AGREED TERMINATION ANNOUNCEMENT

Following the recent re-organization of our worldwide sales organization, Brian Marsden, SVP International will be leaving the company. Under Brian's leadership QRS has secured a solid beachhead in Europe for our application & catalog businesses. Brian has brought in significant customers including KarstadtQuelle, headquartered in Germany, where we are successfully deployed in several countries. Brian has also been instrumental in helping us develop strategic selling & alliance models. We wish Brian every success in his future endeavors.

IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed on the date set out above.

EXECUTED as a DEED
of the Company acting by:-

Director	Leonard R. Stein
Director/Secretary
SIGNED as a DEED By Brian Marsden:-	/s/ BRIAN MARSDEN
in the presence of:-
Signature of Witness	/s/ TINA WISENER
Name of Witness	Tina Wisener
Address of Witness	Shoosmiths Solicitors Reading
Occupation	Solicitor
SHOOSMITHS REGENTS GATE CROWN STREET READING BERKS RG1 2PQ DX: 40009 READING TEL. 0118 965 8765

INDEPENDENT ADVISER'S CERTIFICATE

I, Tina Wisener of Shoosmiths, Solicitors of Regcnts Gate, Crown Street, Reading, Berkshire, RG1 2PQ HEREBY CERTIFY to the Employer that:

(a)
I am instructed by Brian Marsden (the "Employee").

(b)
At the date hereof and at all time during which I have advised the Employee on the subject matter of the Agreement I am and have been a Relevant Independent Adviser as defined by section 203(3A) of the Employment Rights Act 1996 under section 77(4B) of the Sex Discrimination Act 1975, section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, Section 35(4) of the Working Time Regulations 1998 and section 49(5) of the National Minimum Wage Act 1998.

(c)
I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and in particular, as to its effect on the Employee's ability to pursue any of the rights or claims which are set out in clause 4 of the Agreement.

(d)
When I gave the advice referred to in sub-paragraph (c) above there was in force a contract of insurance or an indemnity provided for members of my profession or professiona1 body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice.

/s/ TINA WISENER
[signature]
26/6/02 Date

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Schedule 1 AGREED REFERENCE
Schedule 2 AGREED TERMINATION ANNOUNCEMENT